News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Clyde B. Anderson
Chairman, President and Chief Executive Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES MANAGEMENT PROMOTIONS

BIRMINGHAM, Ala. (August 20, 2009) - Books-A-Million, Inc. (NASDAQ: BAMM), today announced the continued advancement of several senior executives.

Douglas Markham has been promoted to the newly created position of Executive Vice President/Chief Administrative Officer in charge of the Company’s Warehouse Operations, Information Technology and Human Resources, as well as the oversight of the Company’s finance function. Mr. Markham, age 53, had served as the Chief Financial Officer of the Company since July 2006 and Secretary since March 2008, except for the period from January 2009 to July 2009, during which he was on deployment to active military service. Prior to joining the Company, Mr. Markham served as the Senior Vice President – Controller (as well as other capacities) for Saks, inc. for more than ten years.

Brian W. White will succeed Mr. Markham as Chief Financial Officer. Mr. White, age 39, had served as the Interim Chief Financial Officer of the Company from January 2, 2009 to July 15, 2009, during the deployment of Mr. Markham to military service. Prior to his appointment as Interim Chief Financial Officer, Mr. White served as the Vice President, Controller upon joining the Company in October 2007. Mr. White was the Southeast Regional Product Line Controller for the Ready Mix division of Lafarge North America from September 2003 to October 2007. Prior to September 2003, Mr. White was employed by Saks, Inc. for approximately five years, where he held various positions, including Director of Corporate Accounting.

Terrance G. Finley has been promoted to Executive Vice President/Chief Merchandising Officer of the Company in charge of Store Operations in addition to his current responsibilities as President, Books-A-Million, Inc. Merchandising Group. Mr. Finley, age 55, has served as President, Books-A-Million, Inc. Merchandising Group since October 2005. Mr. Finley served in various other capacities in the Company’s merchandising department from April 1994 to December 1998. Mr. Finley served as the General Manager of Book$mart from February 1992 to April 1994. Prior to joining the Company, Mr. Finley served as the Vice President – Sales for Smithmark Publishers.

The Company also announced that Clyde B. Anderson has assumed the duties of President of the Company in addition to his current positions as Chairman and Chief Executive Officer. An executive with the Company for more than 20 years, Mr. Anderson, age 49, has served in various capacities. He has been the Company's Chairman since 2000 and was named Chief Executive Officer in March 2009.

“I am extremely pleased to congratulate Doug, Brian and Terry on their well-deserved promotions,” said Mr. Anderson. “Each has served Books-A-Million, Inc. with distinction, and I am confident that they will continue their records of success in their new positions.”

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 223 stores in 21 states and the District of Columbia. The Company operates under the trade names Books-A-Million, Books & Co. and Bookland. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.

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